Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-277308) of ATI Inc., and

(2)	Registration Statements (Form S-8 Nos. 333-265476, 333-238169, 333-203784, 333-217942, 333-188641, 333-145651, 333-59161, 333-10229, and 333-45965) pertaining to the employee benefit plans of ATI Inc.;
of our reports dated February 21, 2025, with respect to the consolidated financial statements of ATI Inc. and subsidiaries and the effectiveness of internal control over financial reporting of ATI Inc. and subsidiaries included in this Annual Report (Form 10-K) of ATI Inc. for the year ended December 29, 2024.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 21, 2025